Press

Release

Contact:Lisa M. Vorakoun, Vice President – Chief Accounting Officer

lvorakoun@ctorealtygrowth.com

Phone:(386) 944-5641

Facsimile:(386) 274-1223

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH, INC. REPORTS SECOND QUARTER 2020 NET INCOME OF $2.71 PER SHARE, INCLUDING A $1.30 UNREALIZED GAIN ON MARK TO MARKET OF PINE SHARES, AND ANNOUNCES PURSUIT OF REIT CONVERSION

DAYTONA BEACH, Fla. – July 29, 2020 – CTO Realty Growth, Inc. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended June 30, 2020.

QUARTER HIGHLIGHTS

●	Net Income and Investment in Alpine

Reported net income per share of $2.71 for the second quarter of 2020, includes $1.30 of earnings per share, after tax, of a non-cash unrealized gain on the mark to market of the Company’s ownership of 2,039,644 shares of Alpine Income Property Trust, Inc. (“PINE”).

●	COVID-19 and Collections Update

The Company is actively working with its tenants that have been impacted by the COVID-19 Pandemic (as defined below). During the three months ended June 30, 2020, the Company collected 80% of the Contractual Base Rent (as defined below) due during such period. As of July 28, 2020, the Company has collected approximately 87% of the Contractual Base Rent due in July 2020. The Company has provided additional disclosure regarding the COVID-19 Pandemic later in this press release.

●	Income Property Dispositions

Sold four single-tenant income properties and one multi-tenant income property for approximately $39.3 million, for aggregate gain of approximately $7.4 million, or $1.20 per share, after tax, representing a total weighted average exit cap rate of 4.30%. With the closing of these transactions, at quarter-end the Company had more than $27 million of 1031 restricted cash, which proceeds are expected to be re-invested as part of a future Section 1031 like-kind exchange.

●	Loan Portfolio Dispositions

Sold four of its commercial loan investments generating aggregate proceeds of approximately $20.0 million.

●	Convertible Notes

Repurchased approximately $7.5 million aggregate principal amount of the Company’s 3.875% Convertible Senior Notes due 2025 (the “2025 Notes”) at approximately 82% of face value, resulting in a gain on debt extinguishment.

●	Land JV

During the period beginning on April 1, 2020 and ending on July 28, 2020, the entity that holds the approximately 4,900 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”) sold over 3,100 acres for nearly $42 million resulting in a distribution to the joint venture partner that reduced the partner’s capital balance to approximately $45 million.

CEO Comments

Mr. John P. Albright, President and Chief Executive Officer of the Company, stated, “Despite a challenging macro environment, we are pleased that our income portfolio performed strong with 87% collections in July and we were able to sell over $46 million of assets, five single-tenant and one multi-tenant, at attractive prices. In addition, we were able to sell the majority of our loan portfolio and use that capital to buy back convertible notes at an average of 79% of face value, using the balance to pay down our line. We are poised to produce a strong amount of free cash flow which is reflected in our increase in dividends year over year. Now that the market environment is a bit more stable, the Company’s Board of Directors has decided to pursue the conversion of CTO to a REIT, possibly as early as late 2020.” Mr. Albright also noted, “The Board believes a REIT conversion, which requires shareholder approval, will be important to shareholder value by meaningfully reducing the Company’s expected federal tax expense in 2020 and beyond, as over 80% of our assets are now income-producing. The expectation would be that the Company would seek shareholder approval for the REIT conversion by the end of 2020.”

Income Property Update

During the three months ended June 30, 2020, the Company sold four of its single-tenant income properties, including three ground leases, and sold one multi-tenant income property. Two additional single-tenant income properties are classified as Assets Held for Sale on the consolidated balance sheet as of June 30, 2020.

The Company’s income property portfolio consisted of the following as of June 30, 2020:

Property Type	# of Properties	Square Feet	Wtd. Average Years Remaining on Lease
Single-Tenant (1)	25	1,222,163	13.7
Multi-Tenant	6	1,014,839	5.0
Total / Wtd. Avg.	31	2,237,002	9.3
(1)	One of the twenty-five single-tenant properties is leased to The Carpenter Hotel under a long-term ground lease which includes two tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.25 million investment has been recorded in the accompanying consolidated balance sheet as of June 30, 2020 as a commercial loan investment.

Debt Update

The following table provides a summary of the Company’s long-term debt, at face value, as of June 30, 2020:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$100.00 million	30-day 0.7325% + 1.35% – 1.95%	May 2023
Revolving Credit Facility	$62.84 million	30-day LIBOR + 1.35% – 1.95%	May 2023
Mortgage Note Payable (2)	$23.54 million	3.17%	April 2021
Mortgage Note Payable	$30.00 million	4.33%	October 2034
2025 Convertible Senior Notes	$62.47 million	3.88%	April 2025
Total Debt/Weighted-Average Rate	$278.85 million	2.78%
(1)	Utilized interest rate swap to achieve a fixed interest rate of 0.7325% plus the applicable spread on $100 million of the outstanding principal balance
(2)	Utilized interest rate swap to achieve fixed interest rate of 3.17%

OPERATING RESULTS

Three Months ended June 30, 2020 (compared to same period in 2019):

		Increase (Decrease)
Operating Segment	Revenue for the Quarter Ended 6/30/2020 ($000's)	vs Same Period in 2019 ($000's)	vs Same Period in 2019 (%)
Income Properties	$11,474	$1,098	11%
Management Fee Income	695	695	100%
Interest Income from Commercial Loan Investments	835	782	1483%
Real Estate Operations	6	(254)	-98%
Total Revenue	$13,010	$2,321	22%

The increase in total revenue was primarily attributable to income produced by the Company’s recent income property acquisitions versus that of properties disposed of by the Company during the comparative period, resulting in an increase of approximately $1.1 million of additional revenue. Additionally, revenues from commercial loan investments and management fee income increased by approximately $782,000 and $695,000, respectively.

		Increase (Decrease)
	For the Quarter Ended 6/30/2020	vs Same Period in 2019	vs Same Period in 2019 (%)
Total Revenue ($000's)	$13,010	$2,321	22%
Operating Income ($000's)	$10,773	$(3,859)	-26%
Income from Continuing Operations Per Share (basic)	$2.71	$0.96	55%
Income from Discontinued Operations Per Share (basic)	$—	$(0.39)	-100%
Net Income Per Share (basic)	$2.71	$0.57	27%

Operating income during the three months ended June 30, 2020 included gains on the disposition of four single-tenant and one multi-tenant income properties totaling approximately $7.4 million, a decrease of approximately $4.4 million from the three months ended June 30, 2019 which included gains totaling approximately $11.8 million on the disposition of two multi-tenant income properties. Additionally, operating income for the three months ended June 30, 2020 was adversely impacted by a loss of approximately $353,000 related to the Company’s disposition of the four commercial loan investments, while operating income benefited from the approximately $505,000 gain on the repurchase of $7.5 million aggregate principal amount of the 2025 Notes.

A significant portion of net income for the quarter, which totaled approximately $12.6 million, or $2.71 per share, was due to the increase in the closing stock price of PINE resulting in the unrealized, non-cash gain on the Company’s investment in PINE of approximately $8.1 million, or $1.30 per share, after tax.

The Company’s general and administrative expenses were relatively flat quarter over quarter.

Six Months ended June 30, 2020 (compared to same period in 2019):

		Increase (Decrease)
Operating Segment	Revenue for the Six Months Ended 6/30/2020 ($000's)	vs Same Period in 2019 ($000's)	vs Same Period in 2019 (%)
Income Properties	$22,476	$1,376	7%
Management Fee Income	1,398	1,398	100%
Interest Income from Commercial Loan Investments	1,887	1,834	3477%
Real Estate Operations	87	(408)	-82%
Total Revenue	$25,848	$4,200	19%

The increase in total revenue was primarily attributable to income from commercial loan investments totaling approximately $1.8 million as the majority of the Company’s commercial loan investments were originated after June 30, 2019. Income produced by the Company’s recent income property acquisitions versus that of properties disposed of by the Company during the comparative period, resulted in increased revenues of approximately $1.7 million. Additionally, revenues from management fee income totaled approximately $1.4 million, the majority of which was from the external management of PINE, which commenced in the late part of the fourth quarter of 2019.

		Increase (Decrease)
	For the Six Months Ended 6/30/2020	vs Same Period in 2019	vs Same Period in 2019 (%)
Total Revenue ($000's)	$25,848	$4,200	19%
Operating Income ($000's)	$11,062	$(13,572)	-55%
Income from Continuing Operations Per Share (basic)	$0.07	$(2.66)	-97%
Income from Discontinued Operations Per Share (basic)	$—	$(0.59)	-100%
Net Income Per Share (basic)	$0.07	$(3.25)	-98%

Operating income during the six months ended June 30, 2020 included gains on the disposition of four single-tenant and one multi-tenant income properties totaling approximately $7.4 million, a decrease of approximately $11.3 million from the six months ended June 30, 2019 which included gains totaling approximately $18.7 million on the disposition of three multi-tenant income properties. Further, operating income for the six months ended June 30, 2020 was adversely impacted by an aggregate loss of approximately $2.1 million on the commercial loan portfolio, including the impairment charge recognized in the first quarter of 2020, related to the Company’s disposition of four of its commercial loan investments, while operating income benefited from a gain of approximately $1.1 million on the repurchase of $12.5 million aggregate principal amount of the 2025 Notes.

A significant portion of the reduced net income of approximately $349,000, or $0.07 per share, was due to the decrease in the closing stock price of PINE which resulted in an unrealized, non-cash loss on the Company’s investment in PINE of approximately $5.6 million, or $0.91 per share, after tax during the six months ended June 30, 2020.

The operating results during the six months ended June 30, 2020 were impacted by an increase of approximately $642,000, or 14% in general and administrative expenses, compared to the same period in 2019. The increase was made up of (i) approximately $127,000 in legal and tax fees related to the Company’s evaluation of a potential REIT conversion; and (ii) approximately $317,000 of increased audit, tax, and legal fees, primarily attributable to the significant transactions completed during the three months ended December 31, 2019 including the Land JV and the asset portfolio sale to PINE for which fees were incurred primarily during the first quarter of 2020.

2020 Guidance

	YTD Q2 2020 Actual	Guidance for FY 2020
Acquisition of Income-Producing Assets	$137.2mm	$160mm - $210mm
Target Investment Yields (Initial Yield – Unlevered)	7.8%	6.25% - 7.25%
Disposition of Income-Producing Assets (Sales Value) (1)	$46.5mm	$40mm - $60mm
Target Disposition Yields (1)	4.4%	6.50% - 7.50%
Leverage Target (as % of Total Enterprise Value)	56%	40% - 50%

(1) Includes the Wawa Jacksonville Sale (defined below) completed subsequent to June 30, 2020.

Significant Events Subsequent to June 30, 2020

On July 23, 2020, the Company sold its Wawa ground lease located in Jacksonville, Florida (the “Wawa Jacksonville Sale”), for a sales price of approximately $7.1 million, reflecting an exit cap rate of approximately 4.9%. The Company’s estimated gain on the sale is approximately $246,000, or $0.04 per share after tax.

Q2 and Q3 2020 Shareholder Dividend

●	Paid second quarter 2020 dividend of $0.25 per share to stockholders of record on May 11, 2020.
●	The Board, at its July 2020 meeting, approved payment of the third quarter dividend of $0.40 per share on August 31, 2020, to stockholders of record on August 17, 2020.

COVID-19 Pandemic and Rent Collection Update

In March 2020, the agency of the United Nations, responsible for international public health, declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets and, in many industries, business activity was, for a time, virtually shut down entirely. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

Q2 2020 Rent Status: As of June 30, 2020, the Company had received second quarter payments from tenants representing approximately 80% of the Contractual Base Rent, defined as monthly base rent due pursuant to the original terms of the respective lease agreements, without giving effect to any deferrals or abatements subsequently entered into, due during the three months ended June 30, 2020. With respect to unpaid Contractual Base Rent due during the three months ended June 30, 2020 approximately 9% was deferred and approximately 4% was abated. In general, repayment of the deferred Contractual Base Rent will begin in the third quarter of 2020, with ratable payments continuing, in some cases, through the end of 2021. Certain of the deferral agreements are pending full execution of the lease amendment; however, both parties have indicated, in writing, their agreement to the repayment terms and in some instances, the tenant has already made the payments contemplated in the agreed-to lease amendment. In connection with the leases in which rent was abated, other lease modifications, including extended lease terms and imposition of percentage rent, were agreed to by the Company and the tenants. The Company has not yet reached an agreement with respect to approximately 7% of the Contractual Base Rent due during the three months ended June 30, 2020.

July 2020 Rent Status: As of July 29, 2020, the Company had received July 2020 payments from tenants representing approximately 87% of the Contractual Base Rent due for the month of July 2020. With respect to unpaid Contractual Base Rent due for the month of July, approximately 5% was deferred and approximately 1% was abated pursuant to executed agreements between the Company and the tenants. The Company has not yet reached an agreement with respect to approximately 7% of the Contractual Base Rent due for the month of July 2020.

An assessment of the current or identifiable potential financial and operational impacts on the Company as a result of the COVID-19 Pandemic are as follows:

●	The total borrowing capacity on the Company’s revolving credit facility (the “Credit Facility”), based on the assets currently in the borrowing base, is approximately $200 million, and as such the Company has the ability to draw an additional $37.2 million on the Credit Facility. Pursuant to the terms of the Credit Facility, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. For the tenants requesting rent relief with which the Company has reached an agreement, such deferral and/or abatement agreements for current rent, under the terms of the credit facility, would not be past due if it adheres to such modification, and thus those properties would not be required to be removed from the borrowing base.
●	As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and Board of Directors (the “Board”), including: (i) conducting all meetings of the Board and Committees of the Board telephonically or via a visual conferencing service, (ii) permitting the Company’s employees to work from home at their election, (iii) enforcing appropriate social distancing practices in the Company’s office, (iv) encouraging the Company’s employees to wash their hands often and use face masks, (v) providing hand sanitizer and other disinfectant products throughout the Company’s office, (vi) requiring employees who do not feel well in any capacity to stay at home, and (vii) requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of the Company’s office. The Company also offered COVID-19 testing to its employees to ensure a safe working environment. These preventative measures have not had any material adverse impact on the Company’s financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. The Compensation Committee of the Board may reevaluate the performance goals and other aspects of the compensation arrangements of the Company’s executive officers later in 2020 as more information about the effects of the COVID-19 Pandemic become known.

2nd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended June 30, 2020, Thursday, July 30, 2020, at 9:00 a.m. eastern time. Shareholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-866-284-3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 1046397 when prompted.

A webcast of the call can be accessed at: https://services.choruscall.com/links/cto200730.html.

To access the webcast, log on to the web address noted above or go to http://www.ctorealtygrowth.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.2 million square feet in diversified markets in the United States and an approximately 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctorealtygrowth.com.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctorealtygrowth.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include general adverse economic  and real estate conditions, the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business, the loss or failure, or decline in the business or assets of Alpine Income Property Trust, Inc. or the Company’s land joint-venture, the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, and the impact of the COVID-19 pandemic on the Company’s business and the business of its tenants, as well as the uncertainties and risk factors discussed in our (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

CTO REALTY GROWTH, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2020	December 31, 2019
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$480,683,312	$392,841,899
Other Furnishings and Equipment	745,482	733,165
Construction in Progress	42,499	24,788
Total Property, Plant, and Equipment	481,471,293	393,599,852
Less, Accumulated Depreciation and Amortization	(26,329,430)	(23,008,382)
Property, Plant, and Equipment—Net	455,141,863	370,591,470
Land and Development Costs	7,151,736	6,732,291
Intangible Lease Assets—Net	54,735,943	49,022,178
Assets Held for Sale	9,974,702	833,167
Investment in Joint Ventures	55,759,088	55,736,668
Investment in Alpine Income Property Trust Inc.	33,164,611	38,814,425
Mitigation Credits	2,497,884	2,322,596
Commercial Loan Investments	18,488,912	34,625,173
Cash and Cash Equivalents	10,701,531	6,474,637
Restricted Cash	29,709,862	128,430,049
Other Assets	11,526,739	9,703,549
Total Assets	$688,852,871	$703,286,203
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$759,158	$1,385,739
Accrued and Other Liabilities	9,627,066	5,687,192
Deferred Revenue	5,178,851	5,830,720
Intangible Lease Liabilities—Net	26,176,171	26,198,248
Liabilities Held for Sale	831,320	831,320
Income Taxes Payable	1,239,167	439,086
Deferred Income Taxes—Net	90,581,236	90,282,173
Long-Term Debt	270,783,375	287,218,303
Total Liabilities	405,176,344	417,872,781
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,108,185 shares issued and 4,713,261 shares outstanding at June 30, 2020; 6,076,813 shares issued and 4,770,454 shares outstanding at December 31, 2019	6,047,393	6,017,218
Treasury Stock – 1,394,924 shares at June 30, 2020 and 1,306,359 shares at December 31, 2019	(77,540,735)	(73,440,714)
Additional Paid-In Capital	32,888,012	26,689,795
Retained Earnings	324,074,094	326,073,199
Accumulated Other Comprehensive Income (Loss)	(1,792,237)	73,924
Total Shareholders’ Equity	283,676,527	285,413,422
Total Liabilities and Shareholders’ Equity	$688,852,871	$703,286,203

CTO REALTY GROWTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Revenues
Income Properties	$11,473,112	$10,375,295	$22,476,143	$21,099,713
Management Fee Income	695,051	—	1,397,652	—
Interest Income from Commercial Loan Investments	835,190	52,765	1,887,239	52,765
Real Estate Operations	6,390	260,771	87,141	495,672
Total Revenues	13,009,743	10,688,831	25,848,175	21,648,150
Direct Cost of Revenues
Income Properties	(2,568,462)	(1,634,720)	(4,681,557)	(3,567,208)
Real Estate Operations	(56,635)	(40,129)	(1,581,001)	(86,296)
Total Direct Cost of Revenues	(2,625,097)	(1,674,849)	(6,262,558)	(3,653,504)
General and Administrative Expenses	(2,170,671)	(2,119,176)	(5,262,411)	(4,620,796)
Impairment Charges	—	—	(1,904,500)	—
Depreciation and Amortization	(5,021,187)	(4,074,587)	(9,573,658)	(7,420,874)
Total Operating Expenses	(9,816,955)	(7,868,612)	(23,003,127)	(15,695,174)
Gain on Disposition of Assets	7,075,858	11,811,907	7,075,858	18,681,864
Gain on Extinguishment of Debt	504,544	—	1,141,481	—
Other Gains and Income	7,580,402	11,811,907	8,217,339	18,681,864
Total Operating Income	10,773,190	14,632,126	11,062,387	24,634,840
Investment and Other Income (Loss)	8,469,612	14,560	(4,716,786)	53,315
Interest Expense	(2,452,962)	(3,042,058)	(5,905,560)	(5,965,287)
Income from Continuing Operations Before Income Tax Expense	16,789,840	11,604,628	440,041	18,722,868
Income Tax Expense from Continuing Operations	(4,179,316)	(2,941,213)	(91,376)	(4,715,853)
Income from Continuing Operations	12,610,524	8,663,415	348,665	14,007,015
Income from Discontinued Operations (Net of Income Tax)	—	1,933,385	—	3,057,884
Net Income	$12,610,524	$10,596,800	$348,665	$17,064,899

Per Share Information:
Basic and Diluted
Net Income from Continuing Operations	$2.71	$1.75	$0.07	$2.72
Net Income from Discontinued Operations (Net of Income Tax)	—	0.39	—	0.59
Basic and Diluted Net Income per Share	$2.71	$2.14	$0.07	$3.31

Weighted Average Number of Common Shares:
Basic	4,653,627	4,951,469	4,682,511	5,147,580
Diluted	4,653,627	4,951,469	4,682,511	5,147,580